UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01   Entry into a Material Definitive Agreement.

On October 1, 2018, Jaguar Health, Inc. (the “Company”) entered into a standstill agreement (the “Standstill Agreement”) with Chicago Venture Partners, L.P. (“CVP”) with respect to the outstanding secured promissory notes issued by the Company to CVP pursuant to the securities purchase agreements dated June 29, 2017, December 8, 2017, February 26, 2018 and March 21, 2018, in each case between the Company and CVP (collectively, the “CVP Notes”). The Standstill Agreement provides that (a) CVP will agree not to exercise its right to redeem up to $500,000 aggregate amount of the CVP Notes in any calendar month (the “Monthly Redemption Right”) before November 1, 2018 (the “Initial Standstill”) and (b) to the extent that the Company redeems at least $1.5 million aggregate amount of the CVP Notes on or before October 31, 2018 (such redemption, the “Proposed Redemption”), CVP will agree not to exercise its Monthly Redemption Right with respect to any portion of the CVP Notes that remain outstanding following the Proposed Redemption until March 2019 (the “Extended Standstill,” and together with the Initial Standstill, the “Standstill”).

In consideration of CVP’s grant of the Standstill, CVP’s fees incurred in preparing the Standstill Agreement and other accommodations set forth in the Standstill Agreement, the Company will pay CVP a fee in the amount of five percent (5%) of the total outstanding balance of the CVP Notes on November 1, 2018 (“Standstill Fee”), which Standstill Fee will be added to the outstanding balance of the oldest CVP Note still outstanding on November 1, 2018.  If the Company fails to consummate the Proposed Redemption by October 31, 2018, then CVP will have the right to redeem up to $1 million aggregate amount of the CVP Notes at any time thereafter, which for clarity, is in addition to CVP’s Monthly Redemption Right that resumes following the Initial Standstill period.

The Standstill Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Standstill Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 8.01 Other Events

On October 2, 2018 Jaguar Health, Inc. (the “Company”) announced that it has priced an underwritten public offering pursuant to which the Company issued and sold an aggregate of 11,575,001 shares of its common stock, par value $0.0001 per share (“Common Stock”) and 3,425,000 pre-funded warrants to purchase shares of Common Stock (“Pre-Funded Warrants”).  The Common Stock was sold at a purchase price of $0.60 per share and the Pre-Funded Warrants were sold at a purchase price of $0.59 per share, for total gross proceeds of approximately $9 million, before deducting estimated fees and expenses payable by the Company in connection with the Offering. Pursuant to the terms of the Underwriting Agreement, dated October 2, 2018 (the “Underwriting Agreement”), entered into by and between the Company and H.C. Wainwright & Co., LLC, as the representative of the underwriters named therein (the “Underwriters”), the Company granted to the Underwriters a 30-day option to purchase up to an additional 2,250,000 shares of Common Stock to cover over-allotments, if any. The offering closed on October 4, 2018. The shares of Common Stock, the Pre-Funded Warrants, and the shares underlying the Pre-Funded Warrants offered by the Company in this transaction were registered under the Company’s registration statement on Form S-1, as amended (File No. 333-227292), which was declared effective by the Securities and Exchange Commission on October 1, 2018, and a final prospectus filed on October 4, 2018.

H.C. Wainwright & Co. acted as the sole book-running manager for the offering.

The Company intends to use the net proceeds of the offering to fund approximately $1.2-1.6 million of non-clinical pipeline and business development activities, and the remainder for the ongoing commercialization of Mytesi® as well as for working capital and other general corporate purposes.

A copy of the press release of the Company, dated October 2, 2018, is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Standstill Agreement, dated October 1, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P.

99.1	Press Release of the Company, dated October 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Karen S. Wright
Name: Karen S. Wright
Title: Chief Financial Officer

Date: October 5, 2018